Exhibit 99.2
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES ANNOUNCES SETTLEMENT OF LAWSUIT
Springdale, AR – August 2, 2007 —Advanced Environmental Recycling Technologies, Inc. (NASDAQ: AERT) today announced that it has agreed to the terms of a settlement with Certain underwriters at Lloyd’s, London resolving litigation that arose in early 2005 concerning losses related to a fire in 2003. Under the settlement, Lloyd’s agreed to pay the Company $700,000 and the parties provided mutual releases to one another.
About AERT:
Since 1989, AERT has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation, receiving the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek® decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See www.choicedek.com for more information. AERT operates manufacturing facilities in Springdale, Lowell, and Tontitown, Arkansas; Junction, Texas; and Alexandria, Louisiana. For more information on the Company, visit www.aertinc.com.